As filed with the Securities and Exchange Commission on May 6, 2014

Registration No. 333-194860

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 2 TO

Form S-1

Registration Statement No. 333-194860

UNDER

THE SECURITIES ACT OF 1933

PERNIX GROUP, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	1520	36-4025775
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
Incorporation or organization)	Classification Code Number)	Identification Number)

151 E. 22nd Street Lombard, Illinois 60148 (630) 620-4787	Carol Groeber Controller and Principal Accounting Officer 151 E. 22nd Street Lombard, Illinois 60148 (630) 620-4787
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)	(Name, address, including zip code, and telephone number, including area code, of agent for service)

With Copies of Communications to:

David J. Kaufman, Esq.

Thompson Coburn LLP

55 East Monroe Street

37th Floor

Chicago, IL 60603

(312) 580-2342

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (Check one):

Large Accelerated filer ☐	Accelerated filer ☐

Non-Accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

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EXPLANATORY NOTE / DEREGISTRATION OF UNSOLD SECURITIES

This Pre-Effective Amendment No. 2 (this “Pre-Effective Amendment”) to the Registration Statement on Form S-1 (File No. 333-194860), (the “Registration Statement”), is being filed to amend the cover page of the Prospectus to provide the $6.05 per share fixed selling price ($30,250,000 total) of the 5,000,000 primary offering shares. The Prospectus cover page as amended is presented on page 4 of this Pre-Effective Amendment to the Registration Statement.

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The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is declared effective. This prospectus is not an offer to sell these securities, and we are not soliciting offers to buy these securities, in any state where the offer or sale is not permitted.

PROSPECTUS

(SUBJECT TO COMPLETION, Dated May 6, 2014)

11,236,185 Shares

PERNIX GROUP, INC.

Common Stock

This prospectus relates to a total of 11,236,185 shares of our common stock, of which 5,000,000 shares are being registered for sale by Pernix Group, Inc. in an initial primary offering in reliance of rule 415(A)(1)(ix) and up to 6,236,185 shares are being registered for sale from time to time by the selling stockholders named in this prospectus in a secondary offering in reliance of rule 415(A)(1)(i).

The offering of our shares may be a “best efforts” offering, which means that we would use our best efforts to sell the common stock and there would be no commitment by any person to purchase any shares and the shares may be sold at some unknown future time or not sold. The shares to be offered for our account will be offered at a fixed price of $6.05 per share at the time of the sale. There is no minimum number of shares required to be sold to close the offering. The net proceeds from the sale of the 5,000,000 primary offering shares will be used in the following order of priority: to finance growth in our working capital that may arise from obtaining additional construction contract or power contract awards; to bolster equity in support of growth in bonding requirements associated with our efforts to obtain additional construction contract or power contract awards; to fund continuing operations of our business; and to provide cash to use for acquisitions of construction and or power related businesses if and when attractive opportunities arise  to pursue such acquisitions. The shares may be sold to existing stockholders or new stockholders.

5,000,000 primary offering shares being sold at a fixed price of $6.05 per share by the Company	Per Share	Total
Initial public offering price of common stock	$6.05	$30,250,000.00
Underwriting discount (1)	$—	$—
Proceeds to the Company, before expenses	$6.05	$30,250,000.00

(1)         There is not an underwriter engaged on this offering. More information about how the shares of common stock may be sold is set forth in the section entitled “Plan of Distribution” beginning on page 21 of this prospectus.

We are also registering in a secondary offering 6,236,185 previously issued shares of our common stock, which may be resold from time to time by the selling stockholders or their permitted transferees, distributees, donees, pledges, assignees or other successors in interest on the Over the Counter Quotation Board. The selling stockholders may sell all or a portion of their shares through public or private transactions at prevailing market prices or at privately negotiated prices. We will not receive any of the proceeds from the sale of shares by the selling stockholders.

Our common stock is quoted on the Over the Counter Quotation Board under the symbol “PRXG.” The last reported sale price of our common stock on the Over the Counter Quotation Board was for $20.00 per share on May 5, 2014. The trading price of Pernix Group, Inc. common stock during 2014 has been volatile, ranging from $2.46 to $20.00 per share.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

THIS INVESTMENT INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD PURCHASE SECURITIES ONLY IF YOU CAN AFFORD A COMPLETE LOSS. SEE “RISK FACTORS” BEGINNING ON PAGE 7 OF THIS PROSPECTUS.

The date of this Prospectus is  .

You should read this prospectus and any prospectus supplement carefully before you decide to invest.

We will be responsible for all fees and expenses incurred in connection with the preparation and filing of this registration statement. The Company will not be required to pay any underwriters’ discounts or commissions relating to the securities covered by the registration statement as it has not engaged any underwriter in connection with this offering.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Pre-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized in the, in the city of Lombard, State of Illinois, on the 6th day of May, 2014.

PERNIX GROUP, INC.

By:	/s/ Nidal Zayed
Nidal Zayed
President and Chief Executive Officer

By:	/s/ Gregg D. Pollack
Gregg D. Pollack
Vice President — Administration and Chief Financial Officer

By:	/s/ Carol J. Groeber
Carol J. Groeber
Corporate Controller and Principal Accounting Officer

Pursuant to the requirements of the Securities Act of 1933, this Pre-Effective Amendment has been signed by the following persons in the capacities indicated on the 6th day of May, 2014.

/s/ Nidal Z. Zayed		Director, President and Chief Executive Officer
Nidal Z. Zayed

/s/ Max Engler*		Director
Max Engler

/s/ Trudy Clark*		Director
Trudy Clark

/s/ Carl Smith*		Director
Carl Smith

/s/ Ibrahim Ibrahim*		Director
Ibrahim Ibrahim

/s/ Gregg D. Pollack		Vice President — Administration and Chief Financial Officer
Gregg D. Pollack		(Principal Financial Officer)

/s/ Carol J. Groeber		Controller and Principal Accounting Officer
Carol J. Groeber

* By	/s/ Nidal Z. Zayed as attorney-in-fact.

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